January 9, 2006


Mr. David Slobotkin
Loan Officer
Susquehanna Patriot Bank
8000 Sagemore Drive, Suite 8101
Marlton, NJ 08053-3941

Dear David:

Thanks for providing the draft loan documents. I appreciate the extra effort that went into getting the drafts together over the holidays. However, as we have discussed and as I know you understand, the fact that they are form documents means that some of the terms and conditions just don't fit for our situation and several are inconsistent with the commitment letter. Consequently, here is a list of disclosures, clarifications, and up front agreements that would become an attachment to the loan documents. Please note that I have provided references to document locations to make it easy to review this letter but the same changes will apply to any similar provisions located other places in the documents. If you and your colleagues are comfortable with an amenable to what is set forth in this letter, please sign in the place indicated below, whereupon this letter will constitute and amendment to the loan documents. This letter applies to the loan agreements dated 1-5-06 for the $462,378.40 principal amount first mortgage loan and the $200,000 line of credit.

  - In view of the existing loan made by Citizens Bank of Massachusetts ("Citizens") to Optometrics Corporation, which is a wholly-owned subsidiary of Dynasil, the statements made in the first sentence under the heading "Miscellaneous Provisions -- Subsidiaries and Affiliates of Borrower" cannot be applied (see page 4 of the Business Loan Agreement). For all purposes, the Borrower (or the Grantor) under the loan documents must refer only to Dynasil. In the same vein, the pledge of "all assets" of the Borrower as collateral cannot be deemed to include the stock of Optometrics. As per the commitment letter, the collateral for these loans only includes the operating assets used in Dynasil's New Jersey operations at its operation in West Berlin, NJ.

  - Similarly, and as you are aware, Citizens currently has a second lien position on the New Jersey operating assets excluding the real estate. Although Citizens has agreed to subordinate that lien position to your first position in the collateral securing the mortgage loan, as per the commitment letter, Susquehanna Patriot will have a first and third position in those assets, with Citizens keeping its second position. The Citizens loans also include a guarantee by Dynasil Corporation.

- Clearly, as to the mortgage loan, the Loan Proceeds will be used to repay the existing Premier Bank mortgage loan.
- As to the items listed under "Affirmative Covenants -- Performance", we will comply to the extent that they are material (See Business Loan agreement page 2)
-    We plan to comply with the covenant under "Affirmative
     Covenants -- Operations" by furnishing you with copies of documents or reports we file with the Securities and Exchange Commission (quarterly 10-QSB reports, annual 10-KSB reports, and any special filings that would be relevant to this provision). (See Business Loan Agreement page 2).
- Dynasil has a corporate seal and will bring it to the closing to place a seal on the "Corporate Resolution to Borrow/ Grant Collateral" documents.
- As per the broad definition of "hazardous substances" in these documents, Dynasil has in the past and currently uses "hazardous substances" in its processes so we are unable to represent that we have never used "hazardous substances" as stated in statement 1 of the Hazardous Substances paragraph at the bottom of page 1 of the Business Loan Agreements, on page 2 of the Mortgage Agreement, and anywhere else where this disclosure may apply. In addition, please reference the Phase 1 Environmental Site Assessment prepared for Susquehanna Patriot Bank dated 10/14/05 for a summary of disclosures of Dynasil's history and status regarding environmental matters regarding environmental language in all loan documents.

  Page 2                                     January 9, 2006

- In regard to the Litigation and Claims representation at the top of page two on the Business Loan Agreements, Dynasil was named in a California lawsuit along with approximately 20 other companies and we do not believe that an adverse outcome on this matter will have any material adverse effect on the company. Please see item 3, page 3 of Dynasil's 10-KSB report for fiscal year 2005 for more details. The entire contents of that 10-KSB should be considered disclosures for the purpose of this letter.
- On page 2 of the Business Loan Agreements, it requires that annual statements be sent to the lender within 45 days and quarterly statements within 30 days. Our current requirements with the SEC are to file reports within 90 days and 45 days respectively. We will provide the statements as soon as they are available which should be within the SEC timing requirement but may not meet the timing in the Business Loan Agreement.
  - Under "Negative Covenants -- Continuity of Operations" in the Business Loan Agreements, by this letter you are giving Dynasil approval to continue to pay dividends (since we currently have Preferred Stock where we are paying dividends) as long as the two financial covenants are being met. Also under negative covenants, it requires your approval for acquisitions and other activities that are part of Dynasil's strategy to expand our company. We recognize that these activities will require the approval of Susquehanna Patriot Bank and we are agreeing that approval would not be unreasonably withheld.

- Please provide us a copy of the full amortization schedule for the mortgage.

- In the Commercial Security Agreements, under "Grantor's Representations and Warranties With Respect to the Collateral -- Notices to Lender", we propose to provide copies of our documents filed with the SEC. Further, and as you know, under that same heading, the provisions under "Transactions Involving Collateral" and "Title" are inconsistent with the Citizens loan to Optometrics.
- Both loan packages include Assignment of Leases and Rents documents and the Promissory Notes list Assignment of Leases and Rents as collateral. We are disclosing here that there are no leases and rents in New Jersey. This also relates to some provisions in the Mortgages.


Sincerely,




/s/Craig T. Dunham
President and CEO


Susquehanna Patriot Bank acknowledges and agrees that the loan documents referred to above will be deemed amended to the extent inconsistent with the foregoing letter and also acknowledges the disclosures and clarifications in this letter.


/s/   David  Slobotkin                  January 5, 2006
David Slobotkin, Loan Officer             Date